BEDFORD CURRY
                             CHARTERED ACCOUNTANTS
                                  [LETTERHEAD]



Board of Directors
La Teko Resources Ltd.
625 Howe Street, Suite 500
Vancouver, B.C. V6C 2T6


Dear Sirs:



LETTER OF CONSENT



Bedford Curry & Co. hereby consents to the incorporation by reference into Registration Statements on Form S-8, SEC File Nos. 33-00174, 33-95586 and 33-21225, and the Registration Statement on Form S-3, SEC File No. 33-81886, of La Teko Resources Ltd. (the "Company") of its report respecting the financial statements of the Company as of December 31, 1996 and 1995, as contained in the Company's annual report on Form 10-K for 1996, and hereby consents to being named in such annual report as having rendered its opinion respecting the financial statements.


/s/ Bedford Curry

Chartered Accountants